As filed with the Securities and Exchange Commission on July 30, 2014

.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO

SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration submits the following information:

Name:

Eaton Vance ETMF Trust II

Address of Principal Business Office:

Two International Place

Boston, MA  02110

Telephone Number:    (617) 482-8260

Name and address of agent for service of process:

Maureen A. Gemma, Secretary

Two International Place

Boston, MA  02110

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:   YES [ X ]   NO [     ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the undersigned has caused this Notification of Registration to be duly signed on its behalf in the City of Boston and Commonwealth of Massachusetts on the 30th of July, 2014.

EATON VANCE ETMF TRUST II

By:   /s/ Payson F. Swaffield

 Payson F. Swaffield

 President

Attest:

/s/ Maureen A. Gemma

 Maureen A. Gemma

 Secretary

028_0135.doc